  EXHIBIT 16.1

July 6, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the disclosures in Form 8-K for the event that occurred on July 3, 2018, to be filed by our former client, Resort Savers, Inc. We agree with the statements made in such Form 8-K insofar as they relate to our Firm.

Very truly yours,

WWC, P.C.

Certified Public Accountants